Exhibit 99.1

September 3, 2013

Dear Fellow Stockholder:

We are pleased to report another solid quarter of financial results, as stated in our Form 10-Q filed on August 14, 2013. This document contains valuable information regarding the financial performance of the company, as well as other pertinent data, and can be found on our website. As of June 30, 2013, our portfolio of 142 properties across 31 states maintained an average economic occupancy of over 97%. The high rate of economic occupancy at our properties is producing strong net operating income and cash flow from operations. Based on the strength and diversity of our tenants, we believe that our strong financial results will continue throughout the remainder of 2013 and beyond.
New Inland Investments Website
We are excited to announce that our sponsor, Inland Real Estate Investment Corporation, recently launched a new corporate website at inland-investments.com. The new site is designed to offer a significantly improved user experience across all Inland investment products, including Inland Diversified. Investors, financial advisors and the general public will be able to find our latest financial results, see our property portfolio and conveniently view our SEC filings. You will automatically be redirected to the new site from inlanddiversified.com.
We are pleased to enclose your check or account statement which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders for record dates in August 2013. We are proud of our sponsor's 40+ years of integrity, and Inland Diversified's ongoing commitment not to pay any portion of your distribution out of offering proceeds.
We appreciate and thank you for your investment in Inland Diversified.
Sincerely,
INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Robert D. Parks		Barry L. Lazarus
Chairman of the Board		President and Chief Operating Officer

Enclosure

cc:	Trustee
Broker Dealer
Financial Advisor

(Please see reverse side for an important disclosure.)

This letter contains forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as may, would, expect, intend, estimate, anticipate, plan, seek, appears, or believe. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to any liquidity alternative being identified or consummated, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.